Exhibit 99.1

NightHawk Receives Proceeds of $3.25 Million in Connection with Sale of Non-Core Intellectual Property and Issuance of a Low Interest Bearing Note

Durham, NC – January 30, 2024 – NightHawk Biosciences (NYSE American: NHWK) (“NightHawk” or the “Company”), an integrated contract development and manufacturing organization (CDMO), today announced it has sold additional none-core IP. Additionally, the Company received proceeds of $2.25 million from a note issued pursuant to the terms of the previously announced divestiture of non-core assets ( the “Note”). The Note bears interest at an annual rate of 1% and, subject to stockholder approval, would be convertible into shares of NightHawk’s common stock at $0.39281 per share, an 8% premium to the closing price of the Company’s common stock on January 29, 2024.

Jeff Wolf, CEO of NightHawk Biosciences, commented, “Receipt of these funds is particularly timely as it strengthens our balance sheet and provides us additional working capital to further accelerate our growth. The sale of this intellectual property is consistent with our strategy to divest non-core assets in order to focus on our Scorpius BioManufacturing subsidiary, which is gaining significant traction in the market.”

Additional details related to the sale of the IP and the Note are included in the Company’s Form 8-K, which has been filed with the Securities and Exchange Commission.

NightHawk Biosciences, Inc.

NightHawk Biosciences, through its Scorpius BioManufacturing subsidiary, is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic and cell therapy programs to the clinic and beyond. Scorpius offers a broad array analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit: www.nighthawkbio.com or www.scorpiusbiologics.com, and also follow us on Twitter.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements such as further accelerating the Company’s growth and Scorpius BioManufacturing gaining significant traction in the market . Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to generate future revenue from manufacturing contracts, the Company’s ability to continue its strategy and to grow revenue, leverage fixed costs and achieve long-term profitability; the Company’s ability to create substantial shareholder value as a pure-play CDMO in an underserved marketplace, the Company’s financing needs, its cash balance being sufficient to sustain operations and its ability to raise capital when needed, the ability to obtain regulatory approval or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to successfully promote its services and compete as a pure- play CDMO, and other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2022, subsequent quarterly reports on Form 10-Qs and any other filings the Company makes with the SEC. The information in this presentation is provided only as of the date presented, and the Company undertakes no obligation to update any forward-looking statements contained in this presentation on account of new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman
+1 919 289 4017
investorrelations@nighthawkbio.com